[LETTERHEAD OF BRANDEN T. BURNINGHAM]



May 10, 2001

David C. Merrell, President
Two Moons Kachinas Corp.
9005 Cobble Canyon Lane
Sandy, Utah 84093


Re:  Two Moons Kachinas Corp., a Nevada corporation (the "Company")

Dear Mr. Merrell:

     The Company has retained me in connection with the preparation and filing of its Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "Registration Statement"), with respect to 200,000 shares of the Company's one mill ($0.001) par value common stock (the "Shares")

     You have requested an opinion as to whether the Common Stock to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

                           Assumptions

       In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

       1. That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

       2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

       3. That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

       4. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

     I have examined the following documents in connection with this matter:

     1.  Articles of Incorporation of the Company;

     2.  Bylaws of the Company;

     3.  The Registration Statement; and

     4.  Unanimous Consents of the Directors and Stockholders of the Company.

       I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

       Based upon my examination mentioned above, and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that the Common Stock, when sold, will be legally issued, fully paid and non-assessable under the laws of the State of Nevada.

       I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me in the Prospectus under the caption "Legal Opinions."

                                Sincerely yours,

                                /s/ Branden T. Burningham

                                Branden T. Burningham